SECURITIES PURCHASE AGREEMENT

BETWEEN AND AMONG

THE CRYPTO COMPANY,

STARCHIVE.IO, INC.,

AND THE SELLERS NAMED HEREIN

DATED AS OF OCTOBER 8, 2025

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this "**Agreement**"), dated as of October 8, 2025, is between and among **The Crypto Company**, a Nevada corporation ("**Buyer**"), **Starchive.io, Inc.**, a Delaware corporation ("**Company**"), and each of the equity holders of Company set forth on the signature pages hereto (collectively referred to herein as "**Sellers**" and each individually as a "**Seller**") and Richard Averitt, as the Sellers' representative ("**Representative**").

RECITALS

Sellers desire to sell to Buyer, and Buyer desires to acquire and purchase from Sellers, free and clear of any and all Liens, 50.1% of Company's outstanding capital stock (the "**Securities**").

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this **Section 1.1**.

"**Adverse Consequences**" means any and all liabilities, losses, damages, judgments, awards, settlements, royalties, interest, deficiencies, penalties, fines, Taxes, demands, claims, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the defense of, and all amounts paid in settlement with respect to, any of the foregoing or any Proceeding relating to any of the foregoing); provided, that, in the event any Adverse Consequence is identified, the cost and/or expense of investigating such Adverse Consequence shall be included in the calculation of the value of such Adverse Consequence.

"**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term "control" means: (i) the power to vote at least ten percent (10%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

"**Affiliated Group**" means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law).

"**Buyer Indemnified Parties**" means, Buyer, Company, and Buyer's other Affiliates and their respective equity holders, directors, managers, officers, employees, agents and representatives.

"**Code**" means the U.S. Internal Revenue Code of 1986, as amended.

"**Company Data**" means all data contained in the systems, databases, files or other records of Company and all other information and data compilations used by Company, whether or not in electronic form, including Personal Data.

"**Confidential Information**" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, of Company or their respective customers, suppliers, distributors or other business relations, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes. Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of any Seller or any of its Affiliates.

"**Contracts**" means all contracts, agreements, licenses, commitments, obligations and understandings, in any case, whether written or oral, to which Company is party or by which any of its assets are bound, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

"**Convertible Note**" means each of the 5.0% convertible notes in the form of **Exhibit B** to be delivered to each of the Sellers at the Closing pursuant to **Section 2.2(a)**.

"**Disclosure Schedules**" means the Disclosure Schedules with respect to the representations and warranties set forth in **Articles 3**, **4** and **5** delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

"**Equity Securities**" means, if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations issued thereunder.

"**ERISA Affiliate**" means Company, any Seller and any predecessor of Company and any Seller and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by Company and any Seller and/or any predecessor of Company and any Seller, under Section 414 of the Code.

"**Fundamental Representations**" means, collectively, the representations and warranties contained in **Sections 3.1**, **3.2**, **3.5**, **4.1**, **4.2**, **4.5**, **4.15**, **4.19**, **5.1**, **5.2**, and **5.6**.

"**GAAP**" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

"**Governmental Authority**" means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision, accrediting body or any other similar body or organization exercising governmental or quasi-governmental power or authority.

"**Government Official**" means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

"**Income Tax Liability**" means, with respect to any jurisdiction, an amount equal to the liability as determined on an accrual basis for Income Taxes of Company unpaid as of the Closing Date that are first due after the Closing Date with respect to such jurisdiction computed for each Pre-Closing Tax Period and the portion of each Straddle Period ending on or before the end of the Closing Date.

"**Income Tax Liability Accrual**" means an amount (which amount shall not be less than zero for Company in any jurisdiction for any taxable period or portion thereof) equal to the sum of the Income Tax Liability of Company, calculated (a) separately for (i) each jurisdiction in which Company filed Tax Returns for Income Taxes for the year ended December 31, 2024 and (ii) each jurisdiction in which Company commenced activities on or after January 1, 2025, (b) taking into account any prior overpayments, prepayments and estimated payments, (c) taking into account any deductions or attributable to Seller Transaction Expenses, and (d) otherwise in accordance with Company's past Tax practices.

"**Income Tax Return**" means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any Laws or administrative requirements relating to any Income Tax.

"**Income Taxes**" means Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

"**Indebtedness**" means, with respect to Company, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations under swaps, hedges or similar instruments, (iv) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected as accounts payable or accrued expenses in the Final Net Working Capital), including earn-outs, payments under non-compete agreements and seller notes, (v) all obligations created or arising under any conditional sale or other title retention agreement, (vi) all obligations secured by a Lien, (vii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital

leases, (viii) all obligations in respect of bankers' acceptances, surety bonds, performance bonds or letters of credit, (ix) all obligations of any Person other than another Company which are directly or indirectly guaranteed by Company or in respect of which Company has otherwise assured an obligee against loss, (x) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (ix) above, (xi) all obligations with respect to any unfunded or underfunded Employee Benefit Plan or with respect to unpaid contributions to any Employee Benefit Plan, (xii) an amount equal to the Income Tax Liability Accrual, (xiii) all obligations with respect to any severance which became payable prior to the Closing (whether due before or after the Closing), (xiv) all obligations with respect to any bonus, commission, gain share program, 401(k) match, deferred compensation or similar compensation earned by any current or former employee for any period or portion of any period ending on or prior to the Closing Date and all Taxes that are payable by Company in connection with or as a result of the payment of such obligations, (xv) an amount equal to all customer deposits and, without duplication, all other obligations with respect to deferred revenue determined in accordance with GAAP and (xvi) all Liabilities to any Related Party other than obligations related to compensation that are reflected as accrued expenses in Final Net Working Capital.

"**Intellectual Property**" means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (ii) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all moral rights and copyrights in any work of authorship (including catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software, programs, websites, software systems, and firmware, including source code, executable code, computerized implementations of algorithms, operating system and applications software, user interfaces, APIs and other program interfaces, subroutines, network configurations and architectures, data, and databases, together with any error corrections, updates, modifications, or enhancements thereto (including all of the foregoing that is installed on computer hardware) and including all available documentation, comments and any procedural code, and user manuals, relating to the foregoing (collectively, "**Software**"), (vi) all other proprietary and intellectual property rights, (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (viii) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing, and (ix) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

"**International Trade Laws**" means any applicable (a) Sanctions Laws; (b) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, Order, or directive promulgated, issued or enforced pursuant to such Laws; (c) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and

Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, Order, or directive promulgated, issued or enforced pursuant to such Laws; and (d) export, import and customs Laws of other countries in which Sellers or Company has conducted or currently conduct their businesses.

"**IRS**" means the United States Internal Revenue Service.

"**Knowledge**" means, when referring to the "knowledge" of Company, or any similar phrase or qualification based on knowledge of Company or any Seller, (i) the knowledge of either of Richard Averitt or Peter Agelasto, and (ii) the knowledge that any such person referenced in clause (i) above, as a prudent business person, would have obtained after making due inquiry with respect to the particular matter in question.

"**Law**" means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, act, ordinance, rule, regulation, Order, certification standard, accreditation standard, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority.

"**Liabilities**" means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

"**Liens**" means all liens, security interests, claims, mortgages, pledges, assessments, covenants, burdens, and other encumbrances of every kind.

"**Order**" means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

"**Party**" means any party to this Agreement.

"**Patents**" means all patents and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

"**Permits**" means permits, licenses, registrations, qualifications, approvals and authorizations by or of Governmental Authorities and any certification or accreditations by any certifying or accrediting body.

"**Permitted Lien**" means (a) Liens for Taxes that are not yet due and payable for which adequate reserves have been made on the Financial Statements with respect thereto to the extent required by GAAP, (b) statutory Liens of landlords and workers', carriers', materialmen's, suppliers' and mechanics' Liens incurred in the ordinary course of business securing amounts that are not past due, (c) easements, covenants and encroachments which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of the Real Property, and (d) Liens created by or through Buyer upon or after the Closing.

"**Person**" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

"**Personal Data**" means a natural person's name, street address, telephone number, email address, photograph, social security number, driver's license number, passport number or customer or account number or any other piece of information that identifies or locates a natural person or that, in combination with other reasonably available data, can be used to identify or locate a natural person.

"**Privacy and Information Security Requirements**" means (a) all Laws relating to the Processing of Personal Data and (b) the Payment Card Industry Data Security Standards.

"**Pro Rata Share**" means, with respect to each Seller, the percentage set forth opposite such Seller's name below:

Seller	Pro Rata Share (%)
Peter Agelasto IV	29.91791%
Richard Averitt	28.66060%
Digital Relab LLC	41.42149%

"**Proceeding**" means any suit, action, litigation, hearing, inquiry, examination, demand, proceeding, arbitration, mediation, dispute, allegation, claim, investigation or audit.

"**Process**" or "**Processing**" means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

"**Related Party**" means each Seller, each officer, manager or director of Company, each family member of any Seller or any manager, director or officer of Company, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than Company).

"**Related-Party Transaction**" means any Contract, arrangement, or transaction between Company, on the one hand, and any Related Party, on the other hand.

"**Release**" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

"**Seller Indemnified Parties**" means Sellers and the equity holders, directors, officers, employees, agents and representatives of Sellers.

"**Seller Taxes**" means the aggregate of any Taxes (i) imposed on any Seller for any Taxable period, (ii) imposed with respect to Company or its assets or operations for any Taxable period (or portion of any Taxable period) ending on or before the Closing Date, (iii) of any Person other than Company imposed on Company as a result of being a member of any Affiliated Group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, or (iv) imposed on Buyer as a transferee or successor of any Seller.

"**Seller Transaction Expenses**" means (i) all of the fees, costs and expenses incurred by any Seller or Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors and all obligations under any engagement letter or other agreement or understanding with any other investment bank or broker, (ii) all payments by any Seller or Company to obtain any third-party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iii) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents under any Contract or Employee Benefit Plan in effect on or before the Closing Date, including all change of control, employee sale, outsized performance, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and the employer portion of any payroll Taxes that are payable in connection with or as a result of the satisfaction of such obligations, and (iv) all costs and expenses incurred to obtain the Tail Policies.

"**Subsidiary**" means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

"**Tax**" means: (i) any and all multi-national, U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, *ad valorem*, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract, Law, or otherwise.

"**Tax Returns**" means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements

or information and Treasury Form TD F 90-22.1 and FinCEN Form 114) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws or administrative requirements relating to any Tax.

"**Trademarks**" mean, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of source, origin, endorsement, sponsorship or certification together with all translations, adaptations, derivations, combinations and renewals thereof.

"**Transaction Document**" means each of this Agreement, the Convertible Note, the Employment Agreements, and any other agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

"**Treasury Regulations**" means the Treasury Regulations promulgated under the Code.

"**U.S.**" or "**United States**" means the United States of America.

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale. On the terms and conditions set forth herein, at the Closing, Sellers hereby agree to sell, assign, transfer, convey, and deliver, to Buyer all right, title and interest in the Securities, free and clear of any and all Liens, and Buyer hereby agrees to acquire from Sellers all right, title, and interest, in the Securities, free and clear of any and all Liens.

2.2 Purchase Price Consideration. The aggregate consideration Buyer shall pay to Sellers and/or contribute to Company (including the other rights and benefits conferred by Buyer to Sellers via this Agreement) in exchange for Sellers' willingness to sell 50.1% of Sellers' aggregate Company shares to Buyer and for Company's agreement to permit such sale and admit Buyer as a stockholder constitutes the purchase price (the "**Purchase Price**"). The Purchase Price, and certain other amounts the Parties agree are required to be delivered in connection with the transactions contemplated by this Agreement, shall be delivered by Buyer in accordance with the following:

(a) At the Closing, Buyer shall issue to each of Sellers a Convertible Note in the form set forth on **Exhibit B.** The aggregate principal amount of such Convertible Notes shall be $8,500,000 *less* any outstanding Indebtedness, with the principal amount of each Seller's Convertible Note equal to the relevant Seller's Pro Rata Share of such amount.

(b) At the Closing, Buyer shall issue to each Seller such Seller's Pro Rata Share of an aggregate of 433,633,691 shares (subject to adjustment at Closing) of Buyer's common stock (collectively, the "**TCC Shares**"), which TCC Shares represent exactly 9.99% of Buyer's outstanding common stock, calculated immediately prior the issuance of the TCC Shares. The TCC Shares shall be restricted securities, and any

transfer thereof will be subject to the restrictions of (i) Rule 144 under the Securities Act of 1933, and (ii) any "lock-up" period during which such Seller is restricted from selling or transferring TCC Shares.

(c) Buyer shall contribute an aggregate of $3,000,000 to Company to be used for working capital and growth of the business. The contributions by Buyer to Company shall be made in tranches on the following schedule:

Tranche	Amount	Days post-Closing
1	$100,000	30
2	$400,000	90
3	$500,000	180
4	$500,000	270
5	$1,500,000	360

Such contributions shall be paid by wire transfer of immediately available funds to Company accounts designated in writing by Representative on or prior to the Closing Date. Any amounts contributed by Buyer to Company beyond the aforementioned $3,000,000 shall be made in Buyer's sole discretion and shall be deemed and documented as senior debt of Company with terms (e.g., maturity date, interest rate) agreed in writing between Buyer and Representative prior to any funding. Buyer is under no obligation to provide any such loans to Company.

2.3 Buyer's Purchase Option; Restriction on Sellers' Transfer of Company Shares.

(a) Buyer Option. Beginning on the third (3rd) anniversary of the Closing, Buyer shall have the right, but not the obligation, to initiate a process pursuant to which Buyer may purchase Sellers' shares of Company stock (including any shares of Company stock transferred pursuant to **Section 2.3(b)**) in accordance with the terms set forth on **Exhibit C**).

(b) Transfer Restrictions. Except for transfers in accordance with **Section 2.1** of this Agreement and this **Section 2.3(b)**, no Sellers shall sell, pledge, assign, gift, or otherwise transfer or encumber any shares of Company stock; provided, however, a Seller may transfer shares for bona fide estate-planning purposes (whether during life or at death by will or intestate succession) to a trust established solely for the benefit of the Seller, the Seller's spouse, children (natural or adopted), or other direct lineal descendants, provided further that (i) the Seller gives prior written notice to the Company of any permitted transfer pursuant to this **Section 2.1**, and (ii) the transferee delivers a written agreement to be bound by the applicable terms of this Agreement, including this **Section 2.3** and **Exhibit C**.

2.4 Forfeiture.

(a) Failure to Fund. If Buyer fails to timely contribute any tranche of funds set forth in **Section 2.2(c)** (each, a "**Tranche Commitment**"), Company shall have

the right, but not the obligation, to require Buyer to deliver to Company a pro-rata portion of the 50.1% of Company's shares held by Buyer. By way of example, if Buyer contributes only 50% of the amounts set forth in **Section 2.2(c)**, Company may require Buyer to forfeit to Company 50% of the Company shares held by Buyer.

(b) Forfeiture Suspension. The Company's right under this **Section 2.4** to require Buyer to forfeit shares shall be suspended during any material breach of this Agreement by the Company or any Seller, as determined in good faith and on a reasonable basis, and shall not resume until the breach is cured or otherwise resolved. If Buyer determines in good faith and on a reasonable basis, and after consulting with legal counsel, that a material breach of this Agreement has occurred, Buyer shall deliver a written notice setting forth in reasonable detail the basis for such determination. In the event the existence of such material breach is disputed, no forfeiture may be required unless and until the dispute has been finally resolved by agreement of the parties or by a court of competent jurisdiction (or other agreed dispute-resolution body).

(c) Default and Notice. In Buyer fails to make any Tranche Commitment by the applicable deadline set forth in **Section 2.2(c)**, Company may, at its option and in its sole discretion, deliver written notice to Buyer (a "**Default Notice**") within forty-five (45) days after the applicable deadline specifying the nature and amount of such failure and the number of Company shares subject to forfeiture as calculated in accordance with subsection (d) below. The Default Notice shall also notify Buyer that it has a period of forty-five (45) days from its receipt of such Default Notice (the "**Cure Period**") to remedy such failure.

(d) Cure. Buyer may cure any failure described in a Default Notice by making the required Tranche Commitment at any time during the Cure Period. If Buyer makes such curative payment during the Cure Period, then no forfeiture of Company shares shall occur with respect to such failure.

(e) Calculation of Forfeiture. The number of Company shares subject to forfeiture in connection with any uncured failure to make an Tranche Commitment shall equal the product of (i) the total number of shares of Company stock acquired by Buyer at the Closing multiplied by (ii) a fraction, the numerator of which is the shortfall amount (being the amount by which Buyer's cumulative Tranche Commitments actually made as of the applicable deadline falls short of Buyer's cumulative Tranche Commitments required to be made as of such deadline) and the denominator of which is the aggregate dollar amount of all Tranche Commitments required hereunder.

(f) Automatic Forfeiture and Transfer. If Buyer fails to cure any failure described in a Default Notice within the applicable Cure Period, then, automatically and without any further action by any party, the Company shares subject to forfeiture as calculated pursuant to subsection (d) above (the "**Forfeited Shares**") shall be deemed forfeited by Buyer to Company for no consideration effective as of 11:59 p.m. on the last day of such Cure Period. Within ten (10) Business Days after such automatic forfeiture, Buyer shall execute and deliver to Company such stock powers, assignments, and other instruments of transfer as Company may reasonably request to evidence and effectuate the forfeiture and transfer of the Forfeited Shares to Company, and if

certificates representing any Forfeited Shares have been issued, Buyer shall surrender such certificates to Company for cancellation.

(g) Treatment of Forfeited Shares. Company may, in its sole discretion, cancel any Forfeited Shares or hold such Forfeited Shares as treasury shares or, subject to the duties of Sellers and Company's Board of Directors to all stockholders of Company, dispose of such Forfeited Shares to such persons and on such terms as Company may determine. All rights of Buyer with respect to the Forfeited Shares, including voting rights, dividend rights, and any other economic or governance rights, shall terminate immediately upon forfeiture.

(h) Adjustment of Rights and Interest. Upon any forfeiture of Company shares pursuant to this **Section 2.4**, (i) Buyer's percentage ownership interest in Company shall be recalculated to reflect Buyer's ownership of the reduced number of Shares, (ii) all rights of Buyer under Company's certificate of incorporation, bylaws, and applicable law that are tied to Buyer's ownership interest or percentage ownership (including voting rights, dividend rights, liquidation rights, and any other economic or governance rights) shall be proportionately reduced to reflect such reduced ownership interest, (iii) any agreements between the parties relating to Company shares or Buyer's ownership interest in Company (including this Agreement) shall be deemed automatically amended to reflect such reduced ownership interest, and (iv) any rights of Buyer tied to ownership thresholds (including board designation rights, preemptive rights, information rights, or other governance rights, if any) shall be proportionately adjusted or shall terminate if Buyer's ownership interest falls below the applicable threshold.

2.5 Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and the other Transaction Documents or with respect to any Seller, any withholding Taxes or other amounts required under any applicable Tax Law to be deducted and withheld; provided, that Buyer shall provide prompt written notice to the applicable payee upon becoming aware of any such required withholding and shall give such payee a reasonable opportunity to provide any information, documentation or certifications that mitigate or eliminate such withholding. To the extent that any such amounts are so deducted or withheld and are duly remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
EACH SELLER'S REPRESENTATIONS AND WARRANTIES

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement and the other Transaction Documents, each Seller hereby represents and warrants to Buyer as of the date hereof as follows:

3.1 Authorization. Such Seller has all requisite power and authority to execute, deliver, and perform, such Seller's obligations under this Agreement (including, without limitation, all Schedules and Exhibits hereto) and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents to

which such Seller is party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized, and no other proceeding on the part of such Seller is necessary. This Agreement and each of the other Transaction Documents to which such Seller is party has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

3.2 **Title to Securities**. Such Seller has the sole voting power and sole power of disposition with respect to the Securities of Company owned by such Seller with no limitations, qualifications, or restrictions, on such rights and powers. The Securities will be transferred to Buyer pursuant to this Agreement, free and clear of any Liens. Such Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments, or other restrictions, relating to the sale, transfer, purchase, redemption, or voting, of the Securities.

3.3 **Consents and Approvals**. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by such Seller in connection with the authorization, execution, delivery, and performance, of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

3.4 **No Violation**. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby will not:

(a) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of any Seller under, any mortgage, note, bond, indenture, Contract, Permit or other instrument or obligation of any kind or nature, in any case whether written or oral, by which any Seller or any of its assets may be bound or affected;

(b) violate or conflict with any Law or Order; or

(c) if such Seller is an entity, violate any provision of the charter documents, bylaws or similar organizational documents of such Seller.

3.5 **No Brokers or Finders**. Neither such Seller nor any Affiliate thereof has retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker's, finder's or similar fees or commissions in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

3.6 Litigation. There are no Proceedings pending or, to such Seller's Knowledge, threatened against or affecting, such Seller or Company that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

ARTICLE 4
SELLERS' REPRESENTATIONS AND WARRANTIES

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement and the other Transaction Documents, Sellers (other than Digital Relab LLC, which hereby represents and warrants severally and not jointly) hereby, jointly and severally represent and warrant to Buyer as of the date hereof as follows:

4.1 Authorization; Organization; Good Standing. Company is duly organized, validly existing, and in good standing, under the laws of the jurisdiction of its formation, which jurisdiction is listed on **Schedule 4.1**, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Company is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on **Schedule 4.1**, which are all of the jurisdictions in which the nature of the such Person's business or assets requires Company to so qualify. Complete and correct copies of the charter documents, bylaws or similar organizational documents of Company and all amendments thereto have been made available to Buyer.

4.2 Capitalization.

(a) **Schedule 4.2(a)** sets forth the entire authorized Equity Securities of Company and a complete and correct list of the issued and outstanding Equity Securities of Company, including the name of the record and beneficial owner thereof and the number and type of Equity Securities held thereby. All of the outstanding Equity Securities of Company have been validly issued and are fully paid and non-assessable. Except as set forth on **Schedule 4.2(a)**, Company has no any outstanding Equity Securities or any options, warrants or rights to acquire Equity Securities or any securities convertible into, or exchangeable for, any Equity Securities, and there are no Contracts containing profit participation or phantom equity features with respect to Company. Except as set forth on **Schedule 4.2(a)**, Company does not own or otherwise hold, directly or indirectly, any Equity Securities of, or joint venture interest or other interest in, any Person. Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase, or otherwise acquire or retire, any of its Securities.

(b) Except as set forth on **Schedule 4.2(b)**, there are no voting agreements, voting trusts or other Contracts with respect to the voting or transfer of Securities or other securities of Company. Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Securities. No Securities of Company is subject to, or have been issued in violation of, preemptive or similar rights.

4.3 Consents and Approvals. Except as set forth on **Schedule 4.3**, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any

Governmental Authority or other Person is required to be made or obtained by Company in connection with the authorization, execution, delivery and performance by Sellers of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

4.4 **No Violation**. Except as set forth on **Schedule 4.4**, the execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Company under, any Contract or Permit;

(b) violate or conflict with any Law or Order;

(c) violate any provision of the charter documents, bylaws or similar organizational documents of Company; or

(d) result in the creation or imposition of any Lien upon any Securities or the Assets.

4.5 **Brokers or Finders**. None of Sellers, Company or any of their respective Affiliates has retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker's, finder's or similar fees or commissions in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

4.6 **Financial Statements and Financial Data**.

(a) Attached as **Exhibit A** are copies of the following financial statements of Company (collectively, the "**Financial Statements**"):

(i) the reviewed balance sheet of Company as of December 31, 2024 (the "**Latest Annual Balance Sheet**") and the related reviewed statements of income, shareholders' equity and cash flows for the year then ended; and

(ii) the unaudited balance sheet of Company as of July 31, 2025 (such date, the "**Balance Sheet Date**", and such balance sheet, the "**Balance Sheet**"), and the related unaudited statements of income, shareholders' equity and cash flows for the seven-month period then ended.

(b) All notes and accounts receivable of Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company. The accounts payable and

accruals of Company have arisen in bona fide arm's-length transactions in the ordinary course of business, and Company has been paying their accounts payable as and when due. The Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except that the interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes required by GAAP, (ii) present fairly the assets, liabilities and financial condition of Company as of such dates and the results of operations and cash flows of Company for such periods, and (iii) are correct and complete in all material respects, and are consistent with the books and records of Company (which books and records are correct and complete in all material respects).

4.7 **Absence of Undisclosed Liabilities**. Company does not have any material Liabilities, except: (a) as and to the extent specifically accrued for or reserved against in the Latest Annual Balance Sheet dated December 31, 2024 (the "**Reference Date**"); (b) Liabilities which have arisen after the Reference Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations under a Contract (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by Company); and (d) Liabilities specifically set forth on **Schedule 4.7**.

4.8 **Absence of Changes or Events**. Since the Reference Date, as of the date of this Agreement and as of the Closing, there has not been any one or more related or unrelated changes, events, developments or circumstances which, individually or in the aggregate, have had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations, prospects, cash flows or employee, client or customer relations of Company. Except as disclosed in the applicable subsection of **Schedule 4.8**, since the Reference Date, Company has conducted its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as disclosed in the applicable subsection of **Schedule 4.8**, since the Reference Date:

(a) Company has not sold, leased, transferred, or assigned any of its assets;

(b) Company has not entered into any Contract involving more than $10,000;

(c) no party (including Company) has terminated, cancelled, amended, modified or accelerated any Contract that is listed or required to be listed on **Schedule 4.11(a)**;

(d) Company has not imposed or become subject to any Liens upon any of its assets or property;

(e) Company has not made any capital investment in, any loan to, or any acquisition of, the securities or assets of any Person or business;

(f) Company has not created, incurred, assumed, or guaranteed, any Indebtedness;

(g) Company has not delayed the payment of accounts payable past the date when such obligation would have been paid in the ordinary course consistent with past practice, or accelerated the collection of any account receivable in advance of when such receivable would have been collected in the ordinary course consistent with past practice;

(h) Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000;

(i) Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than licenses to customers in the ordinary course of business consistent with past practice;

(j) Company has not made or authorized any change in any organizational document of Company;

(k) Company has not declared, set aside, or paid, any dividend or made any distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired, any of its Equity Securities;

(l) Company has not experienced any damage to, or destruction or loss (whether or not covered by insurance) of any of its material property;

(m) Company has not entered into any Related-Party Transaction outside of the ordinary course of business consistent with past practice;

(n) Company has not (i) made any increase in the compensation of any of its directors, managers, officers or employees, except in the ordinary course of business consistent with past practice, (ii) adopted, amended, modified, or terminated any Employee Benefit Plan, or (iii) made any other change in employment terms for any of its directors, managers, officers, or employees except in the ordinary course of business consistent with past practice;

(o) there has not been any other material occurrence, event, incident, action, failure to act, or transaction, outside the ordinary course of business involving or with respect to Company;

(p) Company has not made any loans or advances of money;

(q) Company has not made any material changes in its accounting policies, methods, principles or practices;

(r) Company has not made or had made with respect to it any material Tax election, changed its method of Tax accounting, prepared any Tax Returns in a manner which is inconsistent with the past practices of Company with respect to the treatment of items on prior Tax Returns, incurred any material liability for Taxes other

than in the ordinary course of business consistent with past practice, filed an amended Tax Return or any past-due Tax Return, filed any Tax Return in a jurisdiction where Company did not file a Tax Return of the same type in the immediately preceding Tax period, filed a claim for refund of Taxes with respect to the income, operations or property of Company, or settled any claim relating to Taxes; and

(s) Company has not entered into any Contract to do any of the foregoing.

4.9 Assets.

(a) Company owns good and marketable title to, or a valid right to use, all of the tangible and intangible assets and property used or held in connection with their businesses (the "**Assets**"), free and clear of any and all Liens. The tangible and intangible assets and property to which Company has good and marketable title to, or a valid right to use, are sufficient to enable the business of Company to be conducted immediately after the Closing in the same manner as the businesses of Company has been conducted since the Reference Date.

(b) All material items of tangible personal property owned or leased by Company are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. None of the personal or movable property constituting Assets is located at a location other than one under the control of a Seller. The facilities, equipment and other tangible assets of Company have been maintained in accordance with normal industry practice, are fit for their particular purpose, and are readily accessible and usable in the ordinary course of business.

4.10 Proprietary Rights.

(a) **Schedule 4.10(a)** contains a complete and accurate description and list of all (i) patented or registered Intellectual Property owned or held by Company, (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of Company, (iii) any trade secrets that are material to the conduct of the businesses of Company as presently conducted or contemplated to be conducted (the "**Company Trade Secrets**") and (iv) any unregistered Intellectual Property (including Software) that is material to the conduct of Company's business as presently conducted or contemplated to be conducted (indicating for each of (i) and (ii) Company that owns or holds such Intellectual Property, the applicable jurisdiction, registration number or application number and date issued or, if not issued, date filed for such Intellectual Property).

(b) **Schedule 4.10(b)(i)** contains a complete list of all Intellectual Property licensed to Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or "click to accept" agreements with a replacement cost and/or annual license fee of less than $10,000) and any license or other agreement relating thereto. **Schedule 4.10(b)(ii)** contains a complete list of all Intellectual Property licensed by Company to any Person other than Company and any

license or other agreement relating thereto. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not (i) impair any rights of Company under, or cause Company to be in violation of or default under, any Contract under which it has the right to use or otherwise commercialize or exploit in any way any Intellectual Property of any Person, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such Contract, (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to Company' use or exploitation of any Intellectual Property of any Person, or (iv) require the disclosure or release of Company Trade Secrets to any Person.

(c) Company owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license set forth on **Schedule 4.10(b)(i)**, all Intellectual Property necessary for or used in the operation of its businesses as presently conducted and as presently proposed to be conducted, including all Company Trade Secrets, free and clear of all Liens (the "**Company Intellectual Property**"). None of the owned Company Intellectual Property is invalid or unenforceable in whole or in part. No loss or expiration of any of Company Intellectual Property is pending or, to the Knowledge of Company or any Seller, threatened, except for patents expiring at the end of their statutory term. Company has taken all action necessary, performed all customary acts and paid all fees and Taxes (to the extent applicable) required to protect and maintain in full force and effect Company Intellectual Property. Except as set forth on **Schedule 4.10(c)**, each current or former employee, independent contractor, consultant, leased employee or other service provider of Company has executed a valid and enforceable written agreement assigning to Company ownership of all rights in any Intellectual Property developed by such employee, independent contractor, consultant, leased employee or other service provider, solely or jointly with others, in the course and scope of his or her employment or engagement by Company. No Seller owns or holds any Intellectual Property that is used, commercialized or exploited in any way by Company.

(d) Except as set forth on **Schedule 4.10(d)**, (i) there have been no claims made against Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by Company and, to the Knowledge of Company, there is no basis for any such claim, (ii) Company has not received any notices of, and to Sellers' Knowledge, there are no facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, Company or any other Person with respect to any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) the conduct of Company' respective businesses has not infringed, misappropriated, violated or conflicted with any Intellectual Property of any other Person, and (iv) to the Knowledge of Company or any Seller, the Intellectual Property owned by or licensed to Company has not been infringed, misappropriated, violated or conflicted by any other Person.

(e) The computer systems, including the Software, hardware and networks (collectively, the "**Systems**"), currently used by Company are sufficient for the current needs of the businesses of Company, including as to capacity and ability to process current peak volumes in a timely manner. In the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of,

any of Company's Systems that has caused the substantial disruption or interruption in or to the use of such Systems by Company or the conduct of their businesses.

(f) **Schedule 4.10(f)** sets forth a complete and accurate list of all Persons who know or otherwise have had access to Company Trade Secrets. Each Person set forth (or required to be set forth) on **Schedule 4.10(f)** has executed a valid and enforceable written agreement that assigns to Company exclusive ownership of all rights in and to all Company Trade Secrets and that requires such Person to: (i) not to disclose Company Trade Secrets to any other Person, (ii) strictly protect all Company Trade Secrets from disclosure using such Person's best efforts, and (iii) refrain from using Company Trade Secret for any purpose other than performing his or her duties for Company. Company has taken all steps necessary to maintain the confidentiality of and otherwise protect their respective rights in all Confidential Information or trade secrets, including Company Trade Secrets, used by or otherwise in the possession of Company. There has been no access to or disclosure of Company Trade Secrets to any Person other than those Persons identified on **Schedule 4.10(f)**.

(g) Except as set forth on **Schedule 4.10(g)**, Company does not use or distribute any Software that is subject to an "open source," "copyleft" or other similar type of license, including any license that is approved by the Open Source Initiative or that would or could require the disclosure of (or grant any person the right to receive) any source code or impose limitations on the right of Company to require payment of license or other fees in connection with the distribution of such Software.

4.11 **<u>Contracts</u>**. **Schedule 4.11(a)** is a correct and complete list (by reference to the applicable subsection hereof) of (i) all Contracts that require Company to pay, or entitle Company to receive, or could result in obligations of Company in the amount of, in the aggregate, $10,000 or more, (ii) all Contracts that restrict Company or any of its present or future Affiliates from competing with or engaging in any business activity anywhere in the world or soliciting for employment, hiring or employing any Person, (iii) all Contracts for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which Company has continuing material obligations or material rights, (iv) all Contracts concerning joint venture or partnership agreements, or the sharing of profits, (v) all Contracts concerning the joint development of any Intellectual Property, (vi) all Contracts with respect to Indebtedness, (vii) all Contracts with any Governmental Authority, (viii) all Contracts pursuant to which Company leases, is licensed or otherwise authorized to use or distribute any Intellectual Property of any other Person or which otherwise affect the ability of Company to use Company Intellectual Property material to its business as currently conducted, (ix) all Contracts pursuant to which Company leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate Company Intellectual Property, (x) all Contracts that contain any fixed or indexed pricing, "most-favored nation" pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates, (xi) all collective bargaining agreements; (xii) all Contracts with respect to the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits; (xiii) all contract with Top Suppliers or Customers; and (xiv) all Contracts not made in the ordinary course of business consistent with past practice or that are otherwise material. Correct and complete copies of the Contracts listed or required to be listed on **Schedule 4.11(a)**, together with all modifications and amendments thereto, have previously been made available to Buyer or to the extent any of such Contracts are oral, **Schedule 4.11(a)** contains

a description of the material terms thereof. Each of the Contracts is in full force and effect, is valid, binding and enforceable in accordance with its terms, and, to the Knowledge of Company or any Seller, none of the Contracts is subject to any claim, charge, set-offs or defenses. Except as set forth on **Schedule 4.11(b)**, Company is not in breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by Company of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Contract and, to the Knowledge of Company or any Seller, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Company under, or in any manner release any party thereto from any obligation under, any Contract. None of Sellers or Company has been notified by any counterparty to any Contract that such counterparty is terminating, modifying, repudiating or rescinding, or intends to terminate, modify, repudiate or rescind any such Contract. Company currently does not derive, and during the past five (5) years has not derived, any revenue from any business or any Contracts awarded due to any designation as, or by virtue of meeting any Person's definition of, a "female," "minority," "military veteran" or "small business" or any similar designation or other set-aside or preferential program. Company is not party to any Contract pursuant to which Company has represented to any other Person that it is a "small business," "female owned," "minority owned" or "military veteran owned" or has any other particular characteristics.

4.12 Litigation. Except as set forth on **Schedule 4.12(a)**, there are no Proceedings pending or, to the Knowledge of Company or any Seller, threatened, against Company or any of the current or former officers, managers, directors, consultants, advisors, or employees, of Company related to Company or its operations, nor, to the Knowledge of Company or any Seller, is there any reasonable basis for any such Proceeding. Except as set forth on **Schedule 4.12(b)**, there are no Proceedings pending or threatened by Company. **Schedule 4.12(c)** sets forth a complete and correct list and description of all Proceedings made, filed or otherwise initiated in connection with Company or any of the current or former officers, managers, directors, consultants, advisors, or employees, of Company related to Company or their operations that has been resolved in the past five (5) years. **Schedule 4.12(d)** sets forth any Order to which Company is subject.

4.13 Compliance with Applicable Laws. Except as set forth on **Schedule 4.13**, Company is and has been in compliance with all Laws in connection with the conduct, ownership, use, occupancy, and operation of its business and the Assets, and Company has not received notice during the past five (5) years of any actual or alleged violation of any Law or Order. No event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to cause Company to violate any Law.

4.14 Licenses and Permits. Company holds and has held, and immediately following the Closing will hold, all Permits necessary for the conduct, ownership, use, occupancy or operation of their businesses or the Assets. Company is and has been in compliance with all such Permits, and Company has not received any notice to the contrary during the past five (5) years. All such Permits are identified on **Schedule 4.14** and complete and correct copies thereof have been made available to Buyer.

4.15 Taxes. Except as otherwise set forth on Schedule 4.15 under the applicable paragraph number:

(a) Company has timely and properly filed all income and material non-income Tax Returns required to be filed by it, taking into account any extension of time to file granted to or obtained on behalf of Company. All such Tax Returns are, true, accurate and complete in all material respects and duly executed. Company has timely and properly paid all Taxes required to be paid by Company or with respect to its Assets or operations whether or not shown on such Tax Returns on or before the date such Taxes are due and payable to the applicable taxing authority.

(b) All Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Authority against Company have been fully paid or finally settled.

(c) No Tax audits or administrative or judicial Tax Proceedings are being conducted with respect to Company. Company has not received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.

(d) No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company may be subject to taxation by that jurisdiction.

(e) There are no Liens on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens for Taxes.

(f) Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, equity holder, or other third party, and all IRS Forms W-2, 1099, 1042, and1042-S (and similar state forms) required with respect thereto have been properly completed and timely filed. Company has correctly classified any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of Section 530 of the Revenue Act of 1978. Company has properly obtained from each payee for which it has a withholding tax or information Tax Return obligations, IRS Forms W-9, series W-8 and other appropriate state and local forms required to meet its withholding and information Tax Return obligations.

(g) Company is not a party to any Tax allocation, Tax sharing, Tax distribution, Tax indemnification or Tax gross-up Contract.

(h) Company does not have any Liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar state or local law), as a transferee or successor, by contract, or otherwise.

(i) Company has never been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Company has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales, use, excise or value added Taxes imposed on or due from Company, to the extent required by Law.

(k) The aggregate unpaid Taxes of Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (as determined under an accrual basis) and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accruing for Tax liabilities. The unpaid Income Taxes of Company for all Taxable periods (or portions thereof) ending on or before the Closing Date will not exceed the Income Tax Liability Accrual.

(l) Company is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment of any "excess parachute payments" within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Law).

(m) Company has never participated in any "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(n) Company has not requested or received a ruling from any Governmental Authority or signed any binding Contract with any Governmental Authority that might impact the amount of Tax due from Buyer or its Affiliates after the Closing Date.

(o) Company will not be required to include any material item of income in, or exclude any material deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of an improper method of accounting, for a Taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any 481 adjustment pursuant to Section 13221(d) of U.S. P.L. 115-97); (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax Law); (iv)

installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid or deposit amount received on or prior to the Closing Date outside the ordinary course of business; (vi) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a "controlled foreign corporation" (as that term is defined in Section 957 of the Code) on or before the Closing Date; (vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (viii) "minimum gain chargeback" provision with respect to "minimum gain" for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code; (ix) debt instrument held on or before the Closing Date that was acquired with "original issue discount" as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code. Company is not required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the "net tax liability" described in Section 965(h)(1) of the Code. Company does not have any assets that are described in Section 1374(d)(8)(A)(ii) of the Code.

(p) To the extent Company used the cash method of accounting for Income Tax purposes for any period prior to the Closing Date, such method of accounting was permissible under the Code.

(q) Company does not have distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(r) Company does not have any interest in any partnership (for income tax purposes, controlled foreign corporation within the meaning of Section 957 of the Code, passive foreign investment company within the meaning of Section 1297 of the Code, cooperative, or DISC within the meaning of Section 992 of the Code or any branch, office, permanent establishment or other regular business presence outside the United States.

(s) Company does not have deferred the inclusion of any amounts in Taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).

(t) An election pursuant to Section 83(b) of the Code was timely and properly filed in connection with any transfer described in Section 83(a) of the Code of the Securities subject to a "substantial risk of forfeiture" (as defined in Section 83 of the Code and the Treasury Regulations promulgated thereunder) at the time of such transfer and Company has a copy of each such election.

(u) Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.

(v) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this **Section 4.15** are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon

with respect to (i) Taxes attributable, or any Tax position taken with respect, to any Tax period (or portion thereof) beginning after the Closing Date, or (ii) the amount of, or the absence of limitations on the use of, net operating losses, Tax credits, or any other Tax attributes of Company in any Tax period (or portion thereof) beginning after the Closing Date.

4.16 Insurance Policies. **Schedule 4.16** contains a true and complete list of all insurance policies to which Company is a party or which provide coverage to or for the benefit of or with respect to Company or any director, manager, officer or employee of Company in his or her capacity as such (the "**Insurance Policies**"), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all such Insurance Policies have been made available to Buyer. **Schedule 4.16(a)** also describes any self-insurance or co-insurance arrangements by or affecting Company or any director, manager, officer or employee of Company in his or her capacity as such, including any reserves established thereunder. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing. Company is current in all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all of their obligations under each Insurance Policy. Company has given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy. During the past five (5) years, neither Company nor its predecessor has been refused any insurance by, nor has coverage been limited by, any insurance carrier with which Company or its predecessor has carried insurance or any other insurance carrier to which Company or its predecessor has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy. No Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of Company.

4.17 Employee Benefit Plans.

(a) Neither Company nor any ERISA Affiliate has ever maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to, or has any other Liability with respect to, any "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), "Multi-Employer Plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA), pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA) or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of Company, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or Contract, whether or not written or pursuant to a collective bargaining agreement.

(b) Neither Company nor any ERISA Affiliate has at any time participated in or made contributions to or has had any other Liability or potential

Liability with respect to a plan which is or was (i) a "multiemployer plan" within the meaning of ERISA Section 3(37) or 4001(a)(3), (ii) a "multiple employer plan" within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c), (iii) a "multiple employer welfare arrangement" within the meaning of ERISA Section 3(40) (or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of Company), or (iv) a plan subject to Section 302 or Title IV of ERISA or Code Section 412.

(c) Each Employee Benefit Plan that is a "non-qualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code (a "**Nonqualified Deferred Compensation Plan**") and any award thereunder, in each case that is subject to Section 409A of the Code has been administered and drafted or amended, in such a manner so that the additional tax described in Section 409A(1)(B) of the Code will not be assessed against any individual participating in any such Nonqualified Deferred Compensation Plan with respect to benefits due or accruing thereunder. No Employee Benefit Plan that would have been a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the "**AJCA**"), has been "materially modified" within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004.

4.18 <u>**Employees; Labor Relations**</u>. **Schedule 4.18** lists Company's employees and independent contractors, setting forth the name, title and total compensation (including bonuses) for such Person for the year ended as of the Reference Date. No current employee of Company has given notice of his or her intent to terminate such employment and no notice of termination has been given to any employee by Company. There have not been any "employment losses" within the meaning of the Worker Adjustment and Retaining Notification Act of 1988, as amended (the "**WARN Act**") within the past six (6) months. Company is not a party to or obligated with respect to any collective bargaining agreements or Contracts with any labor union or other representative of employees or any employee benefits provided for by any such Contract. No strike or union organizational activity or other similar occurrence (whether or not resolved) has occurred at any time during the past five (5) years or is pending or threatened against Company. Company is and have been in compliance with all applicable Laws relating to age, race, disability, national origin and sex discrimination and harassment and there has been no discrimination, harassment or unfair labor practice by Company or any of their respective present or former equity holders, members, officers, directors, managers, employees, agents or independent contractors. No allegation, charge or complaint of employment discrimination, harassment or other similar occurrence (whether or not resolved) has occurred or is pending or threatened against Company or any of their respective present or former equity holders, members, officers, directors, managers, employees, agents or independent contractors. Company is not or has not been a party to or otherwise bound by any citation or Order by any Governmental Authority relating to employees or employment practices, and there are no Governmental Authority conciliation agreements, noncompliance findings or audits pending or in effect with respect to employees or employment practices of Company. Company has each timely paid in full to each current or former employee or, if not past due, adequately accrued on the Financial Statements in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

Company has each at all times properly classified in accordance with all applicable Laws all of its service providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements and have each made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

4.19 Transactions with Related Parties. No Related Party has any direct or indirect interest in (a) any material customer or supplier of Company or (b) any material assets or property used by Company (including any Intellectual Property). **Schedule 4.19(a)** sets forth the parties to and the date, nature and amount of each Related-Party Transaction since the Reference Date (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the ordinary course of business consistent with past practice to employees in consideration for bona fide services performed by such employees). Except as set forth on **Schedule 4.19(b)**, from and after the Closing Date, Company shall have no obligation to engage in any Related-Party Transaction and shall not be bound by any Contract or arrangement with respect to any Related-Party Transaction.

4.20 Real Property. Company does not own or lease any real property.

4.21 Vendors and Customers.

(a) **Schedule 4.21(a)** contains a complete and correct list of (i) all material vendors to Company, taken as a whole, (excluding utilities) by the aggregate dollar value of purchases by Company, taken as a whole, during the twelve (12) month period ended December 31, 2024 (each a "**Top Vendor**") and (ii) with respect to each Top Vendor such aggregate dollar value of purchases. Since December 31, 2024, no Top Vendor has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Vendor conducts with Company. Company has not received any notice, nor does Company or any Seller have Knowledge, that any Top Vendor will or could reasonably be expected to terminate or adversely modify the amount, pricing, frequency or terms of the business such Top Vendor conducts with Company. There is no material dispute pending with any Top Vendor, and Company has not received any notice, nor does Company or any Seller have Knowledge, of a reasonable basis for any such dispute.

(b) **Schedule 4.21(b)** contains a complete and correct list of (i) all material customers (consolidating into a single customer all affiliated customers) of Company, taken as a whole, by the aggregate dollar value of sales by Company, taken as a whole, during the twelve (12) month period ended December 31, 2024 (each a "**Customer**") and (ii) with respect to each Customer, the aggregate dollar value of such sales. Since December 31, 2024, no Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Customer conducts with Company. Company has not received any notice, nor does Company or any Seller have Knowledge, that any such Customer will or could reasonably be expected to terminate or adversely modify the amount, pricing, frequency or terms of the business such Customer conducts with Company. There is no material dispute pending with any Customer, and Company has not received any notice, nor does Company or any Seller have Knowledge, of a reasonable basis for any such dispute.

4.22 Bank Accounts. **Schedule 4.22** is a complete and correct list of each bank or financial institution in which Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or having signatory power or access thereto.

4.23 Trade Names; Business Locations. **Schedule 4.23** sets forth all fictitious, doing business as or trade names that Company has been known as or used and all locations, offices or places of business Company has used, in each case, in the past five (5) years. Company is not the surviving corporation of a merger or consolidation.

4.24 Privacy and Information Security. Company is and has been in compliance with (a) all Privacy and Information Security Requirements, (b) its privacy policies and notices and (c) all Contracts relating to the Processing of Personal Data. Neither Company, nor, to the Knowledge of Company or any Seller, any other Person, has received any notice, allegation, complaint or other communication, and there is no pending investigation by any Governmental Authority or payment card association regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to Company. Company has not suffered a security breach with respect to any Company Data and there has been no unauthorized or illegal use of or access to Company Data. Company does not have notified, nor has been required to notify, any Person of any information security breach involving Personal Data. Company employs and has employed commercially reasonable security measures that comply with all Privacy and Information Security Requirements to protect Company Data within its custody or control and requires the same of all vendors that Process Company Data on its behalf. Company has provided all requisite notices and obtained all required consents, and has satisfied all other requirements (including to notify Governmental Authorities) necessary for Company's Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business of Company and in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated by this Agreement and the other Transaction Documents, Buyer hereby represents and warrants to Sellers as of the date hereof as follows:

5.1 Buyer Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its assets, properties, and business, and to carry on its business as now being conducted.

5.2 Authorization. Buyer has full right, power, capacity and authority to execute and deliver this Agreement and each of the other Transaction Documents to be executed and delivered thereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents to which Buyer is a party have been duly and properly authorized by all requisite corporate action in accordance with applicable Law and with the organizational documents of Buyer. This Agreement and each of the

other Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

5.3 **Consents and Approvals**. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Buyer in connection with the authorization, execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents, or the consummation by Buyer of the transactions contemplated hereby and thereby.

5.4 **No Violation**. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not

(a) violate or conflict with any Law or Order; or

(b) violate any provision of the organizational documents of Buyer.

5.5 **TCC Shares**.

(a) As of the date hereof, the authorized capital stock of Buyer consists of 19,000,000,000 shares of common stock, par value $0.001 per share, and 10 shares of Preferred A voting stock, par value $0.001 per share. As of the date hereof, there are 4,340,677,589 shares of Buyer Common Stock issued and outstanding (subject to adjustment at Closing) and 10 shares of Buyer Preferred Stock issued and outstanding. The foregoing represents all of the issued and outstanding shares of capital stock and other equity interests of Buyer.

(b) As of the date hereof, the TCC Shares represent 9.99% of Buyer's outstanding common stock, calculated immediately prior the issuance of the TCC Shares.

(c) The issuance of the TCC Shares has been duly authorized by all necessary corporate action of Buyer, including approval by its board of directors. When issued and delivered to Sellers in accordance with this Agreement, the TCC Shares will be validly issued, fully paid, and non-assessable. Sellers will acquire good and marketable title to the TCC Shares, free and clear of all liens, claims, encumbrances, and security interests, subject only to applicable restrictions under federal and state securities laws (including Rule 144 of the Securities Act of 1933, as amended).

(d) No person or entity has any preemptive rights, rights of first refusal, or similar rights with respect to the issuance of the TCC Shares that would prevent or restrict the issuance of the TCC Shares to Sellers.

5.6 **No Brokers or Finders**. None of Buyer or any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person

to, or agreed to pay, any broker's, finder's or similar fees or commissions in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

5.7 **Litigation**. There is no action pending, or to the knowledge of Buyer, threatened, against Buyer, or any properties or rights of Buyer, that questions or challenges the validity of this Agreement or the other Transaction Documents, nor any action taken or to be taken by Buyer pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, and Buyer does not know of any such action, proceeding or investigation that may be asserted.

5.8 **Investment Intent**. Buyer is acquiring the Securities for its own account and not with a view to distribution with the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

ARTICLE 6
INDEMNIFICATION

6.1 **Survival**. The representations, warranties, covenants and agreements contained herein shall survive the Closing. The indemnification obligations under **Section 6.2** and **Section 6.3** (a) with respect to breaches of Fundamental Representations (other than the representations and warranties set forth in **Section 4.15** (Taxes)) shall survive until the seven (7) year anniversary of the Closing, (b) with respect to breaches of the representations and warranties set forth in **Section 4.15** (Taxes) and **Section 4.17** (Employee Benefit Plans) shall survive until sixty (60) days after the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such representations and warranties bars all claims with respect to such subject matter, (c) with respect to all other representations and warranties set forth in **Articles 3**, **4** and **5** shall survive until the eighteen (18)-month anniversary of the Closing Date. The indemnification obligations under **Section 6.2** and **Section 6.3** with respect to breaches of covenants and agreements shall continue for the period contemplated by their respective terms plus any applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). The indemnification obligations under **Sections 6.2(a)(ii), 6.2(a)(iii), 6.2(a)(iv), 6.2(a)(v), 6.2(a)(vi), 6.2(a)(vii) and 6.2(a)(viii)** shall continue indefinitely. Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this **Article 6**, and the Indemnifying Party shall indemnify the Indemnified Party for all Adverse Consequences incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Adverse Consequences are incurred.

6.2 **Indemnification by Sellers**.

(a) Each of the Sellers (other than Digital Relab LLC, which hereby agrees severally and not jointly) hereby, jointly and severally, agrees to indemnify and hold harmless Buyer Indemnified Parties from and against, and pay or reimburse Buyer Indemnified Parties for, any and all Adverse Consequences that any Buyer Indemnified Party may suffer, sustain or incur directly or indirectly arising out of, relating to or otherwise by virtue of: (i) any inaccuracy in or breach of any of the representations or warranties contained in **Article 4**; (ii) any Indebtedness or Seller Transaction Expenses

not taken into account in the payment under **Section 2.2(c)**; (iii) any Seller Taxes; (iv) any Proceeding that is or should be disclosed on **Schedule 4.12(a)**; (v) any claim by any current or former equity holder of Company with regard to any matter, event, or occurrence, arising at or prior to Closing; (vi) any indemnification or similar Liability to any director, manager, officer, employee, or equity owner, of Company with respect to any acts or omissions of such director, manager, officer, employee or equity owner occurring prior to the Closing; (vii) any fraud by or on behalf of any Seller or Company; and (viii) any violation by a Seller of, or with respect to, any employment contract, agreement, obligation, or understanding with or to a third party, whether written or oral, and whether actual or claimed.

(b) Each Seller, severally and not jointly, agrees to indemnify and hold harmless Buyer Indemnified Parties from and against, and pay or reimburse Buyer Indemnified Parties for, any and all Adverse Consequences which such Buyer Indemnified Party may suffer, sustain or incur directly or indirectly arising out of, relating to or otherwise by virtue of: (i) any inaccuracy in or breach of any of the representations and warranties of such Seller contained in **Article 3**; and (ii) any breach by such Seller of any of its covenants or agreements contained in this Agreement.

6.3 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Adverse Consequences which such Seller Indemnified Party may suffer, sustain or incur directly or indirectly arising out of, relating to or otherwise by virtue of: (a) any inaccuracy in or breach of any of the representations and warranties of Buyer contained in **Article 5**; or (b) any breach by Buyer of any of its covenants or agreements contained in this Agreement.

6.4 Indemnification Procedure.

(a) In the event that any Person entitled to indemnification under this Agreement (an "**Indemnified Party**") receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a "**Third-Party Claim**") against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an "**Indemnifying Party**"), the Indemnified Party shall give written notice regarding such Third-Party Claim to the Indemnifying Party promptly and if any event within twenty (20) days after receiving written notice of such Third-Party Claim; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party can demonstrate actual prejudice. The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim at such Indemnifying Party's expense, and at its option shall be entitled to assume the defense thereof (subject to the limitations set forth below) by appointing reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense, provided that the Indemnifying Party first enters into a written agreement that the Indemnifying Party is unconditionally obligated to pay and satisfy any Adverse Consequences which may arise with respect to such Third-Party Claim and provides evidence of its ability to satisfy such obligation, in each case, in form and substance reasonably satisfactory to the Indemnified Party.

(b) If the Indemnifying Party has assumed the defense of a Third-Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party other than (i) any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party assumes control of such defense and (ii) any fees and expenses of such separate counsel if the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or that the Indemnified Party and the Indemnifying Party may have different, conflicting, or adverse legal positions or interests with respect to such Third-Party Claim.

(c) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a Third-Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third-Party Claim) if (i) the Third-Party Claim relates to or involves any criminal or quasi criminal Proceeding, indictment or allegation; (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be detrimental to or injure the Indemnified Party's reputation or future business prospects; (iii) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party; (iv) the Indemnified Party reasonably believes that the Adverse Consequences relating to the claim could exceed the maximum amount that such Indemnified Party would then be entitled to recover under this **Article 6**; or (v) the Third-Party Claim principally involves Taxes (the conduct of which shall be governed exclusively by **Section 8.2(f)**).

(d) If the Indemnifying Party shall control the defense of any Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third-Party Claim, unless the Indemnified Party and its Affiliates are given an express and unconditional full release of any and all Liability by all relevant parties to the claim, no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates, and all monetary Adverse Consequences payable under the settlement or consent are being paid by the Indemnifying Party.

(e) Any claim by an Indemnified Party for indemnification not involving a Third-Party Claim may be asserted by giving the Indemnifying Party written notice thereof. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed an obligation of the Indemnifying Party hereunder, and the Indemnifying Party will pay the amount of such Adverse Consequences to the Indemnified Party on demand.

6.5 Certain Limitations.

(a) Deductible on Certain Adverse Consequences of Buyer Indemnified Parties. Sellers shall not be liable under **Sections 6.2(a)(i)** or **6.2(b)(i)** unless the aggregate Adverse Consequences incurred by Buyer Indemnified Parties with respect to all matters for which indemnification is to be provided under **Sections 6.2(a)(i)** and **6.2(b)(i)** exceed an amount equal to $35,000 (the "**Deductible**"), in which case Sellers shall be liable under **Sections 6.2(a)(i)** and **6.2(b)(i)** for all Adverse Consequences in excess of the Deductible.

(b) Cap on Certain Adverse Consequences of Buyer Indemnified Parties. The aggregate amount required to be paid by Sellers under **Sections 6.2(a)(i)** and **6.2(b)(i)** shall not exceed $3,000,000 (the "**Cap**").

(c) Overall Cap. Except in the case of intentional fraud, Seller Taxes, or Indebtedness, (x) the aggregate amount required to be paid by the Sellers under **Section 6.2(a)(ii)-(viii)** shall not exceed the $10,000,000 and (y) the aggregate amount required to be paid by any Seller under **Section 6.2(b)(i)** shall not exceed such Seller's Pro Rata Share of the $10,000,000. The aggregate amount required to be paid by Buyer under **Section 6.3** shall not exceed $3,000,000.

(d) Exceptions to Threshold and Cap. Notwithstanding anything to the contrary contained herein, (i) the limitations set forth in **Sections 6.5(a)** and **6.5(b)** shall not apply to Adverse Consequences arising out of, relating to or otherwise by virtue of, directly or indirectly, any breach of a Fundamental Representation, and (ii) no indemnification payment made by any Indemnifying Party arising out of, relating to or otherwise by virtue of, directly or indirectly, any breach of any Fundamental Representation shall be considered in determining whether the Deductible or the Cap has been exceeded.

(e) Limitation of Indemnification Recovery. Notwithstanding anything to the contrary in this Agreement, in the event of any claim for indemnification under **Section 6.2(a)**, the total amount of Adverse Consequences that Buyer Indemnified Parties that are entities may recover from the Sellers shall be limited to an amount equal to Buyer's actual ownership percentage as of the date the claim for indemnification is made *multiplied by* the total Adverse Consequences otherwise payable under this Agreement. The rights and obligations of Buyer Indemnified Parties that are not entities shall not be negatively affected by this **Section 6.6(e)**.

6.6 Net Proceeds. The Parties agree to use commercially reasonable efforts to obtain available recoveries from any third-party insurer. The amount of any Adverse Consequences for which indemnification shall be available pursuant to this **Article 6** shall be reduced by any insurance proceeds actually received from a third party insurer by an Indemnified Party in connection with the matter giving rise to such Adverse Consequences (net of the amount of costs and expenses (including reasonable attorneys' fees) of recovery or collection thereof and any applicable deductibles, retentions or similar costs or payments) ("**Net Recoveries**"). If an Indemnified Party or any of its Affiliates actually receives a Net Recovery with respect to any Adverse Consequences after an Indemnifying Party has actually made a payment to such

Indemnified Party or its Affiliates with respect to such Adverse Consequences, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount, if any, that such Indemnifying Party would not have been required to pay to such Indemnified Party or Affiliate if such Net Recovery had been received prior to such payment by the Indemnifying Party (or, if such amount was paid from the Indemnity Escrow Fund and the final date for release of the Indemnity Escrow Fund has not passed, to the Escrow Agent to be held with the balance of the Indemnity Escrow Fund in accordance with the Escrow Agreement). For the avoidance of doubt, any claim for indemnification under this **Article 6** may be made prior to or concurrently with any efforts to obtain available recoveries form any third party insurer, and nothing in this **Section 6.6** shall delay the time for making any indemnification payment under this Agreement.

6.7 **Investigation**. Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, covenants and agreements contained herein, and any Person's right to indemnification or other remedies with respect thereto, shall not be affected or deemed waived by reason of (a) any investigation made by or on behalf of such Person or any of its Affiliates or the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents or representatives of such Person or any of its Affiliates or the fact that such Person or any of its Affiliates or the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents or representatives of such Person or any of its Affiliates knew or should have known at any time that any such representation or warranty is, was or might be inaccurate, or that any such covenant or agreement was, or may have been breached, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing, or (b) such Person's waiver of any condition to the Closing or participation in the Closing.

6.8 **Payment**. If any amount owed under this **Article 6** is not paid within ten (10) days of a final settlement among the Indemnifying Parties and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party (either, a "**Final Determination**"), such amount shall bear interest at the rate of ten percent (10%) per annum, or, if less, the maximum rate permitted by applicable Law, and the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect such amount under this **Article 6**, and no limitation in this **Article 6** shall apply to any such interest or reimbursement. If any amount owed under this **Article 6** is not paid within thirty (30) days of a Final Determination, Buyer may, in its sole discretion, in addition to all other remedies it may have, recover some or all of such amount by (i) cancelling or forfeiting to Buyer the applicable portion of the Amp tokens ("Amp") held by such Seller or their direct or indirect successors or transferees, which shall be valued at Amp's market value at the date and time of cancellation or forfeiture for such purposes or (ii) setting off such amount against any amounts then due and payable by Buyer or any of its Affiliates to such Seller or any of their respective Affiliates. In each case, the exercise of such set off shall not constitute a breach of any Buyer Indemnified Party's obligations under this Agreement, any Transaction Document, or any other agreement with such Seller or any of its Affiliates. Each Seller hereby irrevocably constitutes and appoints Buyer as their true and lawful attorney-in-fact and agent with full power of substitution to do any and all things and execute any and all documents which may be necessary to effectuate any set off in accordance with this **Section 6.8**. The foregoing grant of authority is a special power of attorney coupled with an interest and is irrevocable.

6.9 **Purchase Price Adjustment**. Any indemnification received under this **Article 6** shall be treated by Buyer, Sellers and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price.

6.10 **No Circular Recovery**. Notwithstanding anything to the contrary in this Agreement, no Seller shall have any right of contribution against Buyer, Company or any other Buyer Indemnified Party with respect to any obligations of, or claims against, such Seller under or with respect to this Agreement or the transactions contemplated this Agreement or the Transaction Documents. Each Seller agrees that it has hereby waived and released, and it shall not make any claim for, indemnification, contribution, advances or reimbursement against or from Buyer, Company or any other Buyer Indemnified Party by reason of the fact that such Seller or any of its equity holders, trustees, beneficiaries, directors, managers, officers, or employees was an equity holder, employee, officer, director, manager or other agent of Company or was serving as such for another Person at the request of Company (whether such claim is for Adverse Consequences of any kind or otherwise and whether such claim is pursuant to any Law, certificate or articles of incorporation or formation, bylaws, operating agreement or other organizational document, contractual obligation or otherwise) with respect to any obligations of, or claims against, such Seller under or with respect to this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents.

ARTICLE 7
CLOSING

7.1 **Closing**. The closing (the "**Closing**") of the transactions contemplated by this Agreement and the other Transaction Documents shall be achieved by electronic mail and overnight courier service, on the date hereof (the "**Closing Date**"), or by such other method and/or at such other place as the Parties shall mutually agree, in any event no later than three (3) business days after the last of the conditions set forth in Article 9 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions).

7.2 **Deliveries by Sellers**. At the Closing, Sellers shall deliver or cause to be delivered to Buyer, in form and substance satisfactory to Buyer:

(a) a certificate executed and delivered by the Secretary or comparable representative of Company and any Seller that is an entity, attesting and certifying as to (i) the organizational documents of Company or Seller, and the certificate of incorporation or comparable organizational document of Company or such Seller shall also be certified as of a recent date by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization, and (ii) in the case of each Seller that is an entity, copies of resolutions of the board of directors (or comparable governing body) and the equity holders of such Seller adopting and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(b) a certificate of good standing for Company and any Seller that is an entity issued not more than ten (10) days prior to the Closing Date by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization;

(c) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority or other Person required to be made or obtained in connection with the authorization, execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;

(d) the minute book, stock ledgers and stock records or comparable records of Company;

(e) original certificates representing the purchased Securities of Company to the extent they are certificated, and stock powers or assignments evidencing the conveyance of the Securities duly executed in blank;

(f) a duly executed IRS Form W-9 and a non-foreign affidavit dated as of the Closing Date from each Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that each Seller is not a "foreign person" as defined in Section 1445 of the Code;

(g) employment agreements with Company of each of Peter Agelasto and Richard Averitt (the "**Employment Agreements**"), duly executed by Company, on the one hand, and each of Peter Agelasto and Richard Averitt, respectively, on the other;

(h) Arbitration Agreements in the form of Exhibit A to the Employment Agreements, duly executed by Company, on the one hand, and each of Peter Agelasto and Richard Averitt, respectively, on the other

(i) IP Assignment and Confidentiality Agreements in the form of Exhibit B to the Employment Agreements, duly executed by Company, on the one hand, and each of Peter Agelasto and Richard Averitt, respectively, on the other;

(j) Existing Intellectual Property Contribution and Assignment Agreement in the form of Exhibit C to the Employment Agreements, duly executed by Company, on the one hand, and each of Peter Agelasto and Richard Averitt, respectively, on the other;

(k) evidence that Company has obtained irrevocable "tail" insurance policies (the "**Tail Policies**") with respect to directors' and officers', fiduciary and employment practices liability for a period of three (3) years in form and substance reasonably acceptable to Buyer;

(l) evidence of termination of all agreements (if any) regarding voting, transfer or other arrangements related to the Securities that are in effect prior to the Closing (in each case on terms and conditions reasonably satisfactory to Buyer); and

(m) such other documents and instruments as Buyer may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

All documents and instruments delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer.

7.3 **<u>Deliveries by Buyer</u>**. At the Closing, Buyer shall deliver or cause to be delivered to Sellers:

(a) the Convertible Notes called for by **Section 2(a)**;

(b) the TCC Shares called for by **Section 2(b)**;

(c) a certificate executed and delivered by the Secretary or comparable representative of Buyer attesting and certifying as to (i) the organizational documents of Buyer, and the certificate of incorporation of Buyer shall also be certified as of a recent date by the Secretary of State of its jurisdiction of organization, and (ii) copies of resolutions of the board of directors of Buyer adopting and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(d) a certificate of good standing for Buyer issued not more than ten (10) days prior to the Closing Date by the Secretary of State of its jurisdiction of organization; and

(e) such other documents and instruments as Sellers may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

All documents and instruments delivered to Sellers shall be in form and substance reasonably satisfactory to Sellers.

ARTICLE 8
COVENANTS AND OTHER AGREEMENTS

8.1 **<u>Restrictive Covenants</u>**.

(a) <u>Confidentiality</u>. From and after the date hereof, each Seller and its Affiliates will refrain from using or disclosing, and will take all commercially reasonable steps to prevent unauthorized use or disclosure of, any Confidential Information. In the event that a Seller reasonably believes after consultation with counsel that such Seller or its Affiliate is required by applicable Law to disclose any Confidential Information, such Seller or Affiliate may disclose only such Confidential Information as may be legally required, <u>provided</u> that such Seller (i) provides Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective order or other assurance that

confidential treatment will be accorded to such Confidential Information, and (ii) cooperates with Buyer in attempting to obtain such order or assurance.

(b) Non-Competition. Each Seller covenants and agrees that during the period beginning on the Closing Date and ending upon the second (2nd) anniversary of the Closing Date (the "**Term**") such Person and its Affiliates will not, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that is competitive with any business engaged in or contemplated by Company as of the Closing Date or any presently contemplated expansions or extensions thereof (the "**Business**"), anywhere in North America. Notwithstanding the foregoing, nothing contained in this **Section 8.1(b)** shall prohibit any Seller or its Affiliates from the passive ownership of less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market. Notwithstanding anything to the contrary in this Agreement, upon any forfeiture of shares pursuant to **Section 2.4**: (a) If Buyer's ownership is reduced below 50.1% but remains at or above 25%, the "**Term**" shall be reduced to one (1) year from the date of forfeiture; and (b) If Buyer's ownership is reduced below 25%, all obligations under this section shall automatically terminate; provided, that any reduction of Buyer's ownership percentage that relates to the raising of capital by Company for the benefit of Company shall not be counted towards the calculation of the foregoing percentages.

(c) Non-Solicitation of Business Relationships. Without limiting the generality of the provisions of **Section 8.1(b)** above, each Seller hereby covenants and agrees that during the Term such Person and its Affiliates will not, directly or indirectly, solicit, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, any Person that is or was a material customer, supplier or other business relation of Company at any time during the twenty-four (24) month period prior to the Closing Date for purposes of diverting such Person's business from Company or providing any goods or services competitive with those provided by the Business. This restriction shall not apply to general advertising or marketing not specifically targeted at Company's customers. Notwithstanding anything to the contrary in this Agreement, upon any forfeiture of shares pursuant to **Section 2.4**: (a) If Buyer's ownership is reduced below 50.1% but remains at or above 25%, the "**Term**" shall be reduced to one (1) year from the date of forfeiture; and (b) If Buyer's ownership is reduced below 25%, all obligations under this section shall automatically terminate; provided, that any reduction of Buyer's ownership percentage that relates to the raising of capital by Company for the benefit of Company shall not be counted towards the calculation of the foregoing percentages.

(d) Non-Solicitation of Employees and Contractors. Each Seller hereby covenants and agrees that during the Term such Person and its Affiliates will not, directly or indirectly, solicit, employ or engage, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, employs or engages, any individual that served as an employee or independent contractor of Company at any time during the twelve (12) month period prior to the Closing Date,

or otherwise seek to influence or alter any such individual's relationship with Buyer or Company; provided, however, that this restriction shall not apply to general solicitations not specifically directed at Company employees. Notwithstanding anything to the contrary in this Agreement, upon any forfeiture of shares pursuant to **Section 2.4**: (a) If Buyer's ownership is reduced below 50.1% but remains at or above 25%, the "**Term**" shall be reduced to one (1) year from the date of forfeiture; and (b) If Buyer's ownership is reduced below 25%, all obligations under this section shall automatically terminate; provided, that any reduction of Buyer's ownership percentage that relates to the raising of capital by Company for the benefit of Company shall not be counted towards the calculation of the foregoing percentages.

(e) Non-Disparagement. Each Seller hereby covenants and agrees that during the Term such Person and its Affiliates will not, directly or indirectly, make any derogatory or disparaging statement or communication regarding Buyer or Company or any of their employees. Nothing in this **Section 8.1(e)** shall limit any Seller's or its Affiliate's ability to make true and accurate statements or communications in connection with any disclosure such Seller or its Affiliates reasonably believe is required pursuant to applicable Law.

(f) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this **Section 8.1** too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this **Section 8.1** shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances.

(g) Acknowledgements; Remedies. Each Seller acknowledges and agrees that (i) the covenants and agreements set forth in this **Section 8.1** were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, (ii) Buyer and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Seller or any of its Affiliates breached the provisions of this **Section 8.1**, (iii) any breach of the provisions of this **Section 8.1** by such Seller or its Affiliates would result in a significant loss of goodwill by Buyer and Company, (iv) the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) if such Seller is an individual, the covenants set forth in this **Section 8.1** will not interfere with their ability to earn a living, (vi) the length of time, scope and geographic coverage of the covenants set forth in this **Section 8.1** is reasonable given the benefits such Seller will directly or indirectly receive hereunder, (vii) such Seller is familiar with all the restrictive covenants contained in this **Section 8.1** and is fully aware of its obligations hereunder, and (viii) such Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this covenants set forth in this **Section 8.1** in any Proceeding, regardless of who initiates such Proceeding. Each Seller further acknowledges and agrees that irreparable injury will result to Buyer if such Seller or any of its Affiliates breaches any of the terms of this **Section 8.1**, and that in the event of an actual or threatened breach by such Seller or any of its Affiliates of any of the provisions contained in this **Section**

8.1, Buyer will have no adequate remedy at Law. Each Seller accordingly agrees that in the event of any actual or threatened breach by such Seller or any of its Affiliates of any of the provisions contained in this **Section 8.1**, Buyer shall be entitled to injunctive and other equitable relief without (A) the posting of any bond or other security, (B) the necessity of showing actual damages and (C) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each Seller shall cause its Affiliates to comply with this **Section 8.1**, and shall be liable for any breach by any of its Affiliates of this **Section 8.1**. In the event of a breach or violation by any Seller or any of its Affiliates of this **Section 8.1**, the Term with respect to such Seller shall be extended by a period of time equal to the period of time during which such Person violates the terms of this **Section 8.1**.

8.2 Agreements Regarding Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) The Representative (on behalf of Sellers) shall timely prepare or cause to be prepared and file or cause to be filed, at Company's expense, all Income Tax Returns for Company with respect to Taxable periods ending on or before the Closing Date (any such period, a "**Pre-Closing Tax Period**") that are first due after the October 15, 2025. All such Tax Returns shall be prepared in accordance with applicable Law and Company's past practice (provided that such past practice is consistent with applicable Law). Company shall provide each such Tax Return to Buyer for review and comment no later than thirty (30) days before the due date of such Tax Return; provided, however, if Company shall fail to provide any such Tax Return to Buyer as set forth in this **Section 8.2(a)(i)**, Buyer may prepare and file such Tax Return at Company's expense.

(ii) Company shall prepare or cause to be prepared and file or cause to be filed any Income Tax Returns of Company for Taxable periods which begin on or before the Closing Date and end after the Closing Date (each such period, a "**Straddle Period**", and each such Tax Return, a "**Straddle Tax Return**").

(b) Allocation of Tax Liability. For all purposes under this Agreement (including the determination of Pre-Closing Taxes and Seller Taxes), in the case of any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, receipts, payroll or sales, be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of days in such entire Straddle Period, and (y) in the case of any Tax based upon or related to income, receipts, payroll or sales, be deemed equal to the amount which would be payable if such relevant Straddle Period ended on the end of the Closing Date.

(c) Cooperation on Tax Matters. Buyer, Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in

connection with the filing of Tax Returns of Company and any audit, litigation or other proceeding with respect to Taxes of Company. Such cooperation shall include the retention and (upon the other Party's request and at the other Party's expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Tax Sharing Agreements. Sellers shall cause all Tax sharing or distribution agreements (excluding, for the avoidance of doubt, this Agreement) providing for the sharing of Tax liabilities to which any Seller or any of its Affiliates, on the one hand, and Company, on the other hand, is a party to be terminated as of 12:01 a.m. local time on the Closing Date and Company to not be bound thereby or have any Liability thereunder with respect to any Taxable period.

(e) Transfer Taxes, Etc. All transfer, documentary, sales, use, registration, stamp, and other similar taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents (together, "**Transfer Taxes**") shall be paid by Company when due, and Company shall, at Company's expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable Law, Buyer shall, and shall cause its Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation.

(f) Tax Controversies. Buyer shall give prompt notice to Representative of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to any Tax liability of Company for which Sellers are responsible under this Agreement; provided, however, that the failure to give such prompt notice shall not affect Sellers' indemnification obligations under this Agreement except to the extent Sellers are materially prejudiced thereby. Company shall control the defense of any suit, action or proceeding with respect to any Tax Return filed by Company. The Representative (in its role as Representative under this Agreement) may, at Sellers' expense, participate in the defense of any such suit, action or proceeding, provided that (i) Representative provides such written notice within ten (10) days after becoming aware of the assertion of any claim, or the commencement of any Proceeding subject to this **Section 8.2(f)**, (ii) the defense of such Proceeding can be conducted separately from the defense of any Proceedings not subject to this **Section 8.2(f)**, (iii) Representative's counsel is reasonably acceptable to Buyer, and (iv) Representative shall not, without Buyer's prior written consent, agree to any settlement with respect to any Tax if such settlement could adversely affect any Tax liability of Buyer or any Affiliate of Buyer (including following the Closing, for the avoidance of doubt, Company).

(g) Following the Closing, without the prior written consent of Representative (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not cause Company or any other Affiliates to, (i) amend any Tax Return of Company for a Pre-Closing Tax Period, (ii) make or change any Tax election that has retroactive effect to any Pre-Closing Tax Period, (iii) enter into any voluntary disclosure

agreement or otherwise voluntarily approach any Governmental Authority with respect to Taxes of Company for any Pre-Closing Tax Period, or (iv) extend or waive the statute of limitations of Company with respect to a Pre-Closing Tax Period; provided that the foregoing Buyer covenant shall be limited to the extent any such action is required by Law.

8.3 **Further Assurances**. Each of the Parties agrees that subsequent to the Closing Date, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement and the other Transaction Documents or to vest, perfect or confirm ownership by Buyer of the Securities.

8.4 **General Release**. Effective upon the Closing, each Seller, on such Seller's own behalf and on behalf of such Seller's heirs, successors, trustees, beneficiaries, executors, administrators, assigns and any other Person that may claim by, through or under such Seller (collectively, the "**Releasing Parties**"), hereby (a) irrevocably waives, releases and discharges Company and each of Company's respective present and former managers, directors, officers, employees, agents and representatives (collectively, the "**Releasees**") from, any and all Liabilities that do not first arise after the Closing Date, and (b) agrees that no Releasing Party will bring or voluntarily participate in or assist any Proceeding that relates to any matter released pursuant to this **Section 8.4**. Notwithstanding anything herein to the contrary, this release does not extend to: (i) any claims or causes of action arising from such Seller's rights under this Agreement or any other Transaction Document, including any breach thereof, (ii) any rights to indemnification under Company's bylaws, articles of incorporation, or any indemnification agreement between such Seller and Company, (iii) any rights under any directors' and officers' liability insurance policy, including any tail or extended reporting period coverage, and (iv) any claims first arising after the Closing Date that are based solely on events arising after the Closing Date.

8.5 **Delivery of Audited Financials**. On or before such date that is seventy-one (71) days following the Closing, Company shall (or Sellers shall cause Company to) deliver to Buyer audited financial statements of Company covering the period from its inception through the Closing Date (the "**Initial Audit**"), prepared in accordance with generally accepted accounting principles as in effect in the United States by a registered independent accounting firm reasonably acceptable to Buyer. Failure to timely deliver the Initial Audit in accordance with this **Section 8.5** shall be a material breach of this Agreement.

8.6 **Cross-Ownership; Waiver**. Buyer and each of the Sellers acknowledge and agree that: (i) Richard Averitt, a principal of the Company, holds certain shares of Buyer's common stock; and (ii) Rafe Furst, Chief Strategy Officer of Buyer, holds certain shares of the Company's common stock. Each party further represents that it has no objection to such ownership and that such ownership does not affect the enforceability of this Agreement. Each party knowingly and voluntarily waives any conflict of interest, claim, or defense that might otherwise arise out of or relate to such cross-ownership, and agrees that such ownership shall not serve as a basis to challenge, avoid, or limit the validity or enforceability of this Agreement or the transactions contemplated hereby.

ARTICLE 9
CONDITIONS TO CLOSING

9.1 **<u>Condition to Obligations of All Parties</u>**. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereby to be rescinded following completion thereof.

9.2 **<u>Conditions to Obligations of Buyer</u>**. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date;

(b) The Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in **Section 7.2**; and

(c) The Sellers shall have (a) sought and obtained from each individual who is a "disqualified individual" (within the meaning of Section 280G(c) of the Code) a waiver of any payments or benefits that could reasonably be expected to constitute "parachute payments" under Section 280G of the Code, contingent upon the approval of such payments or benefits by the Company's stockholders, and (b) obtained the requisite approval of the Company's stockholders (in a manner intended to satisfy the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder) of all such payments and benefits, such that no "excess parachute payments" (within the meaning of Section 280G(b)(1) of the Code) shall be deemed to have been made in connection with the transactions contemplated hereby.

9.3 **<u>Conditions to Obligations of the Sellers</u>**. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers' waiver, at or prior to the Closing, of each of the following conditions:

(a) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; and

(b) Buyer shall have delivered to the Sellers duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in **Section 7.3**.

9.4 **Waiver**. Buyer and the Sellers (as applicable) may each, in their sole discretion, waive in writing, in whole or in part, conditionally or unconditionally, to the extent permissible under applicable Law, the completion of any of the conditions set forth in this **Article 9**, as the case may be.

ARTICLE 10
TERMINATION

10.1 **Termination**. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers and Buyer; and

(b) by either Buyer, on the one hand, or the Sellers, on the other hand, if there shall be any Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated hereby to be rescinded immediately following completion thereof, or any Governmental Authority shall have issued an order restraining or enjoining the transaction contemplated hereby, and such order shall have become final and non-appealable; or

10.2 **Effect of Termination**. In the event of the termination of this Agreement in accordance with this **Article 10**:

(a) this Agreement shall forthwith become void and of no further force and effect (other than as set forth in this **Section 10.2** and **Article 10**); and

(b) there shall be no liability on the part of any Party; provided that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof or in respect of any claim based on fraud.

ARTICLE 11
MISCELLANEOUS

11.1 **Notices**. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile, by electronic mail, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address or such other address as such Party may have given to the other Parties by notice pursuant to this **Section 11.1**:

If to any Seller, to the Representative:	Richard Averitt 240 West Main Street, Suite 100-245 Charlottesville, Virginia, 22902 Tel.: 434-262-3418 E-Mail: richard@starchive.io
with a copy to:	Triumph Law, PLLC 145 Church Street NW

Vienna, Virginia 22124
Tel.: 301-642-0891; 703-328-3775
E-Mail: max@triumph.law, pete@triumph.law
Attention: Max Moyer, Peter Kanellias

If to Buyer: The Crypto Company
23823 Malibu Road, #50477
Malibu, California 90265
Tel.: 310-600-4944
E-Mail: ron@tcc.co
Attention: Ron Levy

with a copy to: Weinberg Gonser LLP
1100 Glendon Avenue, PH-9
Los Angeles, California 90024
Tel.: 424-239-2860
E-Mail: lee@wgcounsel.com
Attention: Lee Weinberg

Notice shall be deemed given on (a) the date such notice is personally delivered, (b) one (1) business day after the timely delivery to the overnight courier for overnight service if sent by overnight courier, or (d) the date such notice is transmitted by electronic mail, if such transmission is prior to 5:00 p.m. Pacific time on a business day, or the next succeeding business day if such transmission is later.

11.2 Entire Agreement. All references in this Agreement or the other Transaction Documents to this Agreement shall include all Exhibits and Schedules hereto. This Agreement and the other Transactions Documents set forth the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter. For the avoidance of doubt, the non-compete, non-solicitation, confidentiality and other restrictive covenants contained in this Agreement shall be in addition to, and not in lieu of, and shall not in any way limit or be limited by, any restrictive covenant covering similar subject matter contained in any other agreement to which any Seller is a party, including any offer letter, employment agreement, equity subscription agreement, or equity grant agreement.

11.3 Counterparts; Deliveries. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the other Transaction Documents, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including electronic mail of .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a

facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.4 **Third Parties**. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties, any Person entitled to indemnification under **Article 6** and any Releasee with respect to the provisions of **Section 8.4,** and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns, any Person entitled to indemnification under **Article 6** and any Releasee with respect to the provisions of **Section 8.4**) any rights, remedies or Liabilities under or by reason of this Agreement.

11.5 **Expenses**. Buyer shall pay, or reimburse its Affiliates for, all costs and expenses incurred or to be incurred by Buyer or its Affiliates in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. All Seller Transaction Expenses shall be paid by Sellers directly.

11.6 **Amendment; Waiver**. This Agreement shall not be amended, modified or waived except by an agreement in writing duly executed by each of Buyer and Representative. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its or his obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party's right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

11.7 **Governing Law**. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Nevada, without giving effect to provisions thereof regarding conflict of laws.

11.8 **Assignments**. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Parties; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of any Seller to (a) any Affiliate of Buyer, (b) any direct or indirect purchaser of all or substantially all of the assets of Company or (c) any lender to Buyer and/or Company as security for borrowings.

11.9 **Headings**. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

11.10 **Consent to Jurisdiction; Service of Process; Waiver of Jury Trial**. Any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the state and federal courts located in Clark County, Nevada, and

each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents in any jurisdiction other than those specified in this **Section 11.10**. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address (or in the case of Sellers, Representative's address) set forth herein shall be effective service of process for any such Proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS **SECTION 11.10**.

11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Transaction Document.

11.12 Public Announcements. No Party shall make any public announcement or filing with respect to the transactions provided for herein without the prior written consent of Buyer and Representative; provided, notwithstanding the foregoing, that Buyer may make any and all filings and disclosures deemed reasonably desirable or necessary by Buyer in connection with any federal or state securities law or regulation or any other Law. Any additional press release or other announcement or notice regarding the transactions contemplated by this Agreement or the other

Transaction Documents shall be a joint press release mutually agreed to in writing by Buyer and Representative.

11.13 Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (d) whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "but not limited to" and (e) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean "if". The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. All uses of "written" contained in **Articles 3**, **4** and **5** shall be deemed to include information transmitted via electronic mail or other electronic transmission. For purposes of **Article 4**, information shall be deemed to have been "made available" to Buyer only if such information was posted to the electronic data room hosted on Company's "Box" drive in the folder "Starchive.io, Inc - TCC Due Diligence" in a manner accessible and reviewable by Buyer and Buyer's legal counsel at least three (3) days prior to the date hereof. The Parties agree that any drafts of this Agreement or the other Transaction Documents prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or the other Transaction Documents, and each of the Parties agrees that no Party, Indemnifying Party or Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose.

11.14 Invalid Provisions. Without limiting **Section 8.1(f)**, if any provision of this Agreement is held to be illegal, invalid, or unenforceable, under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable, provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable, provision or by its severance herefrom and (d) in lieu of such illegal, invalid, or unenforceable, provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable, provision as similar in terms to such illegal, invalid, or unenforceable, provision as may be possible.

11.15 Representative.

(a) Each Seller hereby irrevocably constitutes and appoints Richard Averitt as such Seller's true and lawful attorney-in-fact and agent (the "**Representative**") with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and the exercise of all rights and the performance of all obligations by this Agreement or the other Transaction Documents, including: (i) receiving payments under or pursuant to this

Agreement and disbursements thereof to Sellers, as contemplated by this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all Sellers or any Seller, any and all consents and waivers deemed by Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; and (iv) with respect to any indemnification claims and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of such Seller relative to any amounts to be received by Sellers under this Agreement or any agreements contemplated hereby, or any claim made by Buyer under this Agreement, (B) negotiating and compromising, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) executing, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller on the one hand and Representative on the other hand; provided that, in each case, Representative shall not take any action adverse to any Seller unless such action is also taken proportionately with respect to the others.

(b) Each Seller hereby agrees that: (i) in all matters in which action by Representative is required or permitted, Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among Sellers, and any Buyer Indemnified Party shall be entitled to rely on any and all action taken by Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of any Buyer Indemnified Party of any such dispute or disagreement; (ii) notice to Representative, delivered in the manner provided in **Section 11.1**, shall be deemed to be notice to such Seller for the purposes of this Agreement; (iii) the appointment of Representative is coupled with an interest and shall be irrevocable by such Seller in any manner or for any reason.

(c) Each Seller hereby acknowledges and agrees that no Buyer Indemnified Party shall have any Liability to any Seller Indemnified Party with respect to, and Sellers (other than Digital Relab LLC, which shall severally and not jointly) shall jointly and severally indemnify all Buyer Indemnified Parties against, and agree to hold Buyer Indemnified Parties harmless from, any and all Adverse Consequences incurred by such Buyer Indemnified Parties arising out of any breach of this **Section 11.15** by Representative or by any Seller, or the designation, appointment or actions of any of Representative pursuant to the provisions hereof, including with respect to (i) failure by Representative to deliver funds received by Representative on behalf of Sellers or any other actions taken by Representative, and (ii) reliance by Buyer Indemnified Parties on, and actions taken by Buyer Indemnified Parties in reliance on, the instructions of, notice given by or any other action taken or omitted by Representative.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

____
Peter Agelasto IV

____
Richard Averitt

Digital Relab LLC

By: ________________________________
Name: _______________________________
Its:_______________________________

BUYER:

The Crypto Company

By: _______________________________
Name: Ron Levy
Its: CEO

COMPANY:

Starchive.io, Inc.

By: ________________
Name: ________________
Its: ___________________

<u>Exhibit A</u>

Financial Statements

(see attached)

<u>Exhibit B</u>

Form of Convertible Note

Exhibit C

Section 2.3 Buyer's Purchase Option

(a) Grant of Call Option. Beginning on the third (3rd) anniversary of the Closing Date (the "**Option Commencement Date**"), and continuing thereafter until the fifth (5th) anniversary of the Closing Date (the "**Option Expiration Date**"), Buyer shall have the right and option (the "**Call Option**") to purchase all (but not less than all) of the remaining Company shares held by Sellers and any of Sellers' transferees (the "**Option Shares**") on the terms and conditions set forth in this **Exhibit C**. Any permitted transferee of Option Shares in accordance with **Section 2.3** of this Agreement shall deliver to Buyer a written agreement to be bound by the applicable terms of this Agreement, including **Section 2.3** of this Agreement and this **Exhibit C**.

(b) Exercise of Call Option. Buyer may exercise the Call Option at any time as of the Option Commencement Date but prior to the Option Expiration Date by delivering written notice (the "**Exercise Notice**") to Sellers specifying: (i) Buyer's intent to exercise the Call Option, (ii) the proposed closing date for the purchase of the Option Shares (which shall be not less than thirty (30) days nor more than ninety (90) days after delivery of the Exercise Notice), and (iii) Buyer's calculation of the Option Purchase Price (as defined below). Sellers shall notify promptly each and all of the transferees of their Company shares of Buyer's exercise of its Call Option and the details thereof.

(c) Option Purchase Price. The purchase price for the Option Shares (the "**Option Purchase Price**") shall be the fair market value of the Option Shares as determined by a qualified, independent valuation firm mutually agreed upon by Buyer and Sellers within ten (10) business days after delivery of the Exercise Notice (the "**Valuation Firm**"); provided, however, that if Buyer and Sellers cannot agree on a Valuation Firm within such ten (10) day period, then each party shall select a qualified valuation firm during the next ten (10) business days, and such two firms shall jointly select a third qualified valuation firm, which third firm shall serve as the Valuation Firm. Should either of Buyer or Sellers fail to select a valuation firm as per the foregoing proviso, then the valuation firm chosen by the other shall be the Valuation Firm.

(d) Valuation Process. The Valuation Firm shall determine the fair market value of the Option Shares within sixty (60) days after its appointment. The determination of the Valuation Firm shall be final and binding on all parties absent manifest error.

(e) Closing of Option Exercise. The closing (if any) of the purchase of the Option Shares shall occur on the date specified in the Exercise Notice (which shall reference the date on which the Valuation Firm produces and delivers its report to the parties), or such other date as may be mutually agreed upon by the parties. At the closing (if any) of the purchase of the Option Shares:

(i) Sellers shall deliver to Buyer stock certificates representing the Option Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents reasonably requested by Buyer to effect the transfer of the Option Shares;

(ii) Buyer shall deliver to Sellers the Option Purchase Price by wire transfer of immediately available funds to accounts designated by Sellers; and

(iii) the parties shall execute and deliver such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated hereby.

(f) No Assignment. The Call Option is personal to Buyer and its affiliates that control Buyer or are under the control of Buyer or under common control with Buyer, and may not otherwise be assigned, transferred, pledged, hypothecated, or otherwise disposed of, whether voluntarily or involuntarily, by operation of law or otherwise, without the prior written consent of Sellers, which consent may be withheld in Sellers' sole and absolute discretion.